Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated June 27, 2008 on the financial statements of Croft Funds Corporation, comprising the Croft Income Fund and the Croft Value Fund as of April 30, 2008 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Croft Funds Corporation’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

August 28, 2008